UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2009

CF Industries Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32597 (Commission File Number)	20-2697511 (I.R.S. Employer Identification No.)

4 Parkway North, Suite 400 Deerfield, IL (Address of principal executive offices)	60015 (Zip Code)

Registrant’s telephone number, including area code: (847) 405-2400

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On October 13, 2009, CF Industries Perú S.A.C. (“CF Peru”), an indirect wholly-owned subsidiary of CF Industries Holdings, Inc., entered into a Contract for the Supply of Gas (the “GSA”) with Pluspetrol Perú Corporation S.A., Pluspetrol Camisea S.A., Hunt Oil Company of Peru L.L.C., Sucursal del Perú, SK Energy, Sucursal Peruana, Tecpetrol del Perú S.A.C., Sonatrach Perú Corporation S.A.C., Repsol Exploración Perú and Sucursal del Perú (collectively, “Sellers”).  CF Peru entered into the GSA in connection with its evaluation of the construction of a facility to produce nitrogen fertilizers in Peru (the “Facility”).

Subject to the satisfaction of certain conditions precedent, including the completion of the Facility and related gas pipeline and other infrastructure, the GSA provides for the purchase, on a take-or-pay basis, by CF Peru and the sale, on a deliver-or-pay basis, by Sellers of up to 99 million cubic feet per day of natural gas for use at the Facility to produce petrochemicals and generate electricity for use within the Facility.  The purchase price for the natural gas used to produce petrochemicals at the Facility is based on an index price for urea.  The purchase price for natural gas used to produce electricity for use within the Facility will be the applicable regulated rate for utilities.  The term of the GSA runs through the 20 year anniversary of the date the Facility achieves commercial operation.

The GSA is subject to termination in certain circumstances, including by Sellers in the event that CF Peru fails to achieve certain milestones with respect to the construction and operation of the Facility, such as the Facility not achieving commercial operation by October 13, 2013 (subject to CF Peru’s right to extend such date up to October 13, 2017 upon payment of specified non-refundable cure amounts, with such amounts to be treated as prepayments for natural gas under the GSA in the event the Facility begins operations within the extension period).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2009	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Vice President, General Counsel, and Secretary